EXHIBIT 21



                 SUBSIDIARIES OF WERNER ENTERPRISES, INC.
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                                                      JURISDICTION OF
                       SUBSIDIARY                      ORGANIZATION
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    1.    Werner Leasing, Inc.                            Nebraska
    2.    Werner Aire, Inc.                               Nebraska
    3.    Gra-Gar, LLC                                    Delaware
    4.    Drivers Management, LLC                         Delaware
    5.    Werner Management, Inc.                         Nebraska
    6.    Drivers Management Holding, Inc.                Nebraska
    7.    Frontier Clinic, Inc.                           Nebraska
    8.    Fleet Truck Sales, Inc.                         Nebraska
    9.    Professional Truck Drivers School, Inc.         Nebraska
   10.    Werner Transportation, Inc.                     Nebraska
   11.    Werner de Mexico, S. de R.L. de C.V.             Mexico